EXHIBIT 99.1




XL CAPITAL ASSURANCE INC.
AND SUBSIDIARY
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                              AS AT             AS AT
                                                                           SEPTEMBER 30,      DECEMBER 31,
                                                                               2004              2003
                                                                           -------------      ------------
ASSETS

Investments:
Fixed maturities available for sale, at fair value
   (amortized cost: 2004 - $267,661; 2003 - $237,589)                       $ 270,834          $ 239,629
Short-term investments, at fair value
   (amortized cost: 2004 - $3,647; 2003 - $8,812)                               3,647              8,814
                                                                            ---------          ---------

         TOTAL INVESTMENTS                                                    274,481            248,443

Cash and cash equivalents                                                      40,865             76,854
Accrued investment income                                                       1,552              2,324
Prepaid reinsurance premiums                                                  322,856            291,530
Premiums receivable                                                             6,496              2,712
Reinsurance balances recoverable on unpaid losses                              79,134             22,998
Intangible assets - acquired licenses                                          11,529             11,529
Deferred Federal income tax assets                                             14,386             13,560
Other assets                                                                   11,216             12,703
                                                                            ---------          ---------
         TOTAL ASSETS                                                       $ 762,515          $ 682,653
                                                                            ---------          ---------
LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
   Unpaid losses and loss adjustment expenses                               $  82,858          $  25,009
   Deferred premium revenue                                                   361,813            318,547
   Deferred ceding commissions, net                                            34,349             33,738
   Reinsurance premiums payable                                                10,891             33,422
   Accounts payable and accrued expenses                                       17,212             19,482
   Current Federal income tax payable                                           6,754              6,754
   Intercompany payable to affiliates                                          12,995              8,473
                                                                            ---------          ---------
         TOTAL LIABILITIES                                                    526,872            445,425
                                                                            ---------          ---------
Shareholder's Equity:

Common stock (par value $7,500 per share at September 30, 2004 and December 31, 2003; authorized shares - 8,000 at September 30, 2004 and December 31, 2003; issued and outstanding shares - 2,000
   at September 30, 2004 and December 31, 2003)                                15,000             15,000
   Additional paid-in capital                                                 239,173            239,173
   Accumulated other comprehensive income (Net of deferred
   Federal income tax liability of: 2004 - $1,111; 2003 - $715)                 2,062              1,327
   Accumulated deficit                                                        (20,592)           (18,272)
                                                                            ---------          ---------
         TOTAL SHAREHOLDER'S EQUITY                                           235,643            237,228
                                                                            ---------          ---------
         TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                         $ 762,515          $ 682,653
                                                                            =========          =========

     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                  THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,                SEPTEMBER 30,

                                                                                2004           2003           2004          2003
                                                                              ---------     ---------     -----------    ----------
REVENUES
      Gross premiums written                                                  $  47,537     $  72,755     $   141,705    $  183,881
      Ceded premiums written                                                    (42,608)      (64,535)       (121,215)     (165,685)
                                                                              ---------     ---------     -----------    ----------
                Net premiums written                                              4,929         8,220          20,490        18,196
      Change in deferred premium revenue                                         (2,104)       (6,511)        (11,940)      (13,834)
                                                                              ---------     ---------     -----------    ----------
                Net premiums earned (net of ceded earned premium for              2,825         1,709           8,550         4,362
                the nine months of $89,890 in 2004 and $50,868 in 2003)
      Net investment income                                                       2,879         1,515           7,928         4,369
      Net realized losses on investments                                            (15)         (429)           (704)         (233)
      Net realized and unrealized gains on credit derivatives                       226           500           1,758         1,471
      Other income                                                                  100         1,200             100         1,200
                                                                              ---------     ---------     -----------    ----------
                Total revenues                                                    6,015         4,495          17,632        11,169
                                                                              ---------     ---------     -----------    ----------

EXPENSES
      Net losses and loss adjustment expenses (net of ceded losses                  791           140           2,051         1,028
           and loss adjustment expenses for the nine months of
           $57,265 in 2004 and $8,607 in 2003)
      Net operating expenses                                                      7,229         4,009          19,123        13,431
                                                                              ---------     ---------     -----------    ----------
                Total expenses                                                    8,020         4,149          21,174        14,459
                                                                              ---------     ---------     -----------    ----------
                (Loss) Income before Federal income tax (benefit) expense        (2,005)          346          (3,542)       (3,290)
                                                                              ---------     ---------     -----------    ----------
      Deferred Federal income tax (benefit) expense                                (715)           12          (1,222)       (1,152)
                                                                              ---------     ---------     -----------    ----------
                Total Federal income tax (benefit) expense                         (715)           12          (1,222)       (1,152)
                                                                              ---------     ---------     -----------    ----------
                NET (LOSS) INCOME                                                (1,290)          334          (2,320)       (2,138)
                                                                              =========     =========     ===========    ==========

COMPREHENSIVE INCOME (LOSS)
      Other comprehensive income (loss)                                           3,731        (1,225)            735          (208)
                                                                              ---------     ---------     -----------    ----------

                COMPREHENSIVE INCOME (LOSS)                                   $   2,441     $    (891)    $    (1,585)   $   (2,346)
                                                                              =========     =========     ===========    ==========


     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                                        NINE MONTHS ENDED      YEAR ENDED
                                                                                          SEPTEMBER 30,        DECEMBER 31,
                                                                                              2004                2003
                                                                                        -----------------      -----------
COMMON SHARES
      Number of shares, beginning of year                                                       2,000               2,000
                                                                                          -----------          ----------
                Number of shares, end of period                                                 2,000               2,000
                                                                                          ===========          ==========

COMMON STOCK
      Balance - beginning of year                                                         $    15,000          $   15,000
                                                                                          -----------          ----------
                Balance- end of period                                                         15,000              15,000
                                                                                          ===========          ==========

ADDITIONAL PAID-IN CAPITAL
      Balance - beginning of year                                                             239,173             139,154
      Capital contribution                                                                          -             100,019
                                                                                          -----------          ----------
                Balance- end of period                                                        239,173             239,173
                                                                                          ===========          ==========

ACCUMULATED OTHER COMPREHENSIVE INCOME
      Balance - beginning of year                                                               1,327               2,812
      Net change in unrealized appreciation of investments, net of
           deferred Federal tax expense (benefit) of $396 in 2004 and $(847) in 2003              735              (1,485)
                                                                                          -----------          ----------
                Balance- end of period                                                          2,062               1,327
                                                                                          ===========          ==========

ACCUMULATED DEFICIT
      Balance - beginning of year                                                             (18,272)            (14,504)
      Net loss                                                                                 (2,320)             (3,768)
                                                                                          -----------          ----------
                Balance- end of period                                                        (20,592)            (18,272)
                                                                                          ===========          ==========
TOTAL SHAREHOLDER'S EQUITY                                                                $   235,643          $  237,228
                                                                                          ===========          ==========

     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                        NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                                    2004                     2003
                                                                                ------------             -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                  $     (2,320)            $      (2,138)
Adjustments to reconcile net loss to net cash used in
operating activities
           Net realized losses on sale of investments                                    704                       233
           Net realized and unrealized gains on credit derivatives
                excluding cash received and paid                                        (401)                     (544)
           Amortization of premium on bonds                                              913                       782
           Decrease (increase) in accrued investment income                              772                      (128)
           Increase in premiums receivable                                            (3,784)                   (4,132)
           Deferred Federal income tax assets                                         (1,222)                   (1,152)
           Increase in unpaid losses and loss adjustment expenses, net                 1,713                       699
           Increase in deferred premium revenue, net                                  11,940                    13,834
           Increase in deferred ceding commissions, net                                  611                    17,995
           (Decrease) increase in reinsurance premiums payable                       (22,531)                   12,616
           (Decrease) increase in accounts payable and accrued expenses               (3,979)                    1,402
           Increase (decrease) in intercompany payable to affiliates                   4,522                    (1,224)
           Other                                                                       2,277                    (1,139)
                                                                                ------------             -------------

                     Total adjustments                                                (8,465)                   39,242
                                                                                ------------             -------------

                     Net cash (used in) provided by operating activities             (10,785)                   37,104
                                                                                ------------             -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Proceeds from sale of fixed maturities and short-term investments              175,591                    72,095
      Proceeds from maturity of fixed maturities and short-term investments              485                    26,129
      Purchase of fixed maturities and short-term investments                       (202,600)                 (117,733)
      Increase in payable for securities purchased                                     1,320                       978
                                                                                ------------             -------------

                     Net cash used in investing activities                           (25,204)                  (18,531)
                                                                                ------------             -------------

Decrease in cash and cash equivalents                                                (35,989)                   18,573

Cash and cash equivalents- beginning of year                                          76,854                    44,714
                                                                                ------------             -------------

Cash and cash equivalents- end of period                                        $     40,865             $      63,287
                                                                                ============             =============


     See accompanying notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

1. ORGANIZATION AND OWNERSHIP

XL Capital Assurance Inc. and subsidiary (the "Company") is a wholly owned subsidiary of XL Reinsurance America Inc. ("XL RE AM"), which is an indirect wholly owned subsidiary of X.L. America, Inc. ("XLA"). XLA is an indirect wholly owned subsidiary of XL Insurance (Bermuda) Ltd. ("XL Insurance"). XL Insurance is an indirect wholly owned subsidiary of XL Capital Ltd. ("XL Capital"), a holding company incorporated in the Cayman Islands. XLA is XL Capital's U.S. holding company.

The Company is an insurance company domiciled in the State of New York. The Company is engaged in the business of providing credit enhancement by writing financial guaranty insurance policies on asset-backed structured finance, essential infrastructure project finance, future flow, public finance transactions, and credit default swap obligations. The Company issued its first insurance contract in December 2000.

The Company was formed on September 13, 1999 and became licensed as a financial guaranty insurer in New York upon its merger with an affiliate, X.L. Risk Solutions, Inc. on September 30, 1999.

On February 22, 2001 XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. ("LAA"). LAA was incorporated in New York on July 25, 1991. Prior to its purchase by XL RE AM, LAA was a New York-domiciled property and casualty insurance company that was licensed in 44 states and the District of Columbia. The business previously underwritten through LAA, together with all the liabilities of LAA, was reinsured effective July 1, 2000 to an affiliate of LAA under a reinsurance assignment and assumption agreement. XL RE AM caused the Company to merge with and into LAA on the day of the acquisition (with LAA as the surviving entity) and for LAA to simultaneously change its name to XL Capital Assurance Inc.

On May 15, 2002, the Company capitalized XL Capital Assurance (U.K.) Limited, ("XLCA-UK"), an insurance company organized under the laws of England. XLCA-UK is a direct wholly owned subsidiary of the Company.

In addition to its New York headquarters and London subsidiary (which has a Madrid branch), the Company maintains branch offices domestically in California and abroad in Singapore.

2. BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiary and are unaudited. The results include the consolidation of XLCA-UK, accounted for as a subsidiary with effect from April 24, 2002. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows at September 30, 2004 and for all periods presented, have been made and all significant intercompany accounts and transactions have been eliminated.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 2003 consolidated financial statements and notes thereto. The accompanying condensed consolidated balance sheet as of December 31, 2003 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the three and nine month periods ended September 30, 2004 and 2003 are not necessarily indicative of the operating results for the full year.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any such adjustments are reflected in the condensed consolidated statement of income in the period in which the adjustments are made. The Company's principal estimates and assumptions used to determine the condensed consolidated financial statements are the calculation of gross loss reserves and the fair value of credit default swap instruments.

3. CREDIT DEFAULT SWAPS

Credit default swaps are recorded at fair value which is determined using a model developed by the Company and is dependent upon a number of factors including changes in interest rates, credit spreads, changes in credit quality, expected recovery rates and other market factors. The change resulting from movements in these factors is unrealized as the credit default swaps are not traded to realize this value and is included in "net realized and unrealized gains on credit derivatives". Other elements of the change in fair value are based upon pricing established at the inception of the contract. Credit default swaps are considered by the Company to be, in substance, financial guaranty contracts due to similarities in the underlying economics and the Company's intent to hold them to maturity.

The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment grade ratings at the respective deals' inception. At September 30, 2004, approximately 80% of the portfolio was rated AAA with the remaining 20% allocated to other investment grade ratings. The weighted average term of the contracts in force was approximately 5.13 years, and the credit default swaps represented approximately 11% of the Company's credit enhancement par exposure at September 30, 2004.

The components of the Company's net credit default swap asset and liability at September 30, 2004 and December 31, 2003 are included in the table below. The net credit default swap asset and liability are included in Other Assets and Other Liabilities, respectively, in the Company's condensed consolidated balance sheet.


                                               SEPTEMBER 30,       DECEMBER 31,
(U.S. Dollars in thousands):                       2004               2003
                                               -------------       ------------

ASSETS
Gross credit derivative unrealized gains        $   6,302           $   4,945
                                                ---------           ---------
Reinsurance                                         5,600               4,424
                                                ---------           ---------
      Net assets                                $     702           $     521
                                                =========           =========

LIABILITIES
Gross credit derivative unrealized losses       $   2,478           $   4,718
Reinsurance                                         2,210               4,230
                                                ---------           ---------
      Net liabilities                           $     268           $     488
                                                =========           =========

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------


The components of the Company's net realized and unrealized gains on credit derivatives for each of the three and nine month periods ended September 30, 2004 and 2003 are as follows:

                                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                                           SEPTEMBER 30,                   SEPTEMBER 30,
(U.S. DOLLARS IN THOUSANDS):                           2004             2003            2004            2003
                                                    ----------      ----------       ----------      ----------

Net premiums earned                                 $      185      $      387       $    1,357      $      816
                                                    ----------      ----------       ----------      ----------
Loss reserves and other adjustments                          -               -                -             111
Net fair value adjustment                                   41             113              401             544
                                                    ----------      ----------       ----------      ----------
      Net realized and unrealized gains
           on credit derivatives                    $      226      $      500       $    1,758      $    1,471
                                                    ==========      ==========       ==========      ==========



4. RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. This new model for consolidation applies to an entity in which either (1) the powers or rights of the equity holders do not give them sufficient decision making ability; (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties or (3) the equity investment at risk does not absorb the expected losses or residual returns of the entity. FIN 46 requires a variable interest entity to be consolidated by the company that is subject to a majority of the risk of loss from the variable interest entity's activities or that is entitled to receive a majority of the entity's residual returns or both. In December 2003, FASB issued a revision to FIN 46 ("FIN 46-R") which clarified several provisions of FIN 46, superceded the related FASB Staff Positions (FSPs), and amended the effective date and transition of the pronouncement, except for certain types of entities. The Company must apply the provisions of FIN 46-R to those variable interest entities that are not considered to be special purpose entities no later than March 31, 2004 and was required to apply the provisions of FIN 46 or FIN 46-R to those entities that are considered to be special-purpose entities as at December 31, 2003. The adoption of this standard did not have a material effect on the Company's financial condition and results of operation.

5. VARIABLE INTEREST ENTITIES

The Company participates in transactions which utilize variable interest entities in the ordinary course of business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers' ability to collect tax or fee revenue for specified services or projects, and other structured risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet variable interest entities. In synthetic transactions, the Company guarantees payment obligations of counterparties, including variable interest entities, through credit default swaps referencing asset portfolios.

The Company only provides financial guaranty insurance of these variable interest entities for fixed premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these variable interest entities are not consolidated.

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------

6. TAX SHARING AGREEMENT

The Company's U.S. Federal income tax return is consolidated with XLA and its subsidiaries. XLA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated U.S. Federal income tax liability is allocated among affiliates in the ratio that each affiliate's separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At September 30, 2004 and December 31, 2003, the Company had net deferred Federal income tax assets of $14,386,000 and $13,560,000, respectively. Management has concluded that the net deferred federal income tax assets are more likely than not to be realized, therefore, no valuation allowance has been provided.

7. TREATIES AND AGREEMENTS WITH AFFILIATES

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty (the "Treaty") with XL Financial Assurance Ltd. ("XLFA"), a Bermuda financial guaranty insurer, which is 86.8% owned by XL Insurance. The remaining 13.2% is owned by Financial Security Assurance Holdings Ltd., an unrelated company. The Treaty was amended and restated on June 22, 2001. Under the terms of the treaty, XLFA agrees to reinsure up to 90% of the Company's acceptable risks. The Company is allowed up to a 30% ceding commission on premiums written ceded under the terms of the Treaty. On April 22, 2004, the New York Insurance Department approved certain technical amendments to the Treaty in a Second Amended and Restated Facultative Quota Share Reinsurance Treaty between the Company and XLFA (the "Second Amended and Restated Treaty"). The Second Amended and Restated Treaty had an effective date of May 1, 2004.

XL Insurance entered into a reinsurance agreement dated October 6, 1999 with the Company, that unconditionally and irrevocably guarantees the full and complete performance of all obligations of XLFA to the Company under the above described Facultative Quota Share Reinsurance Treaty. In connection with the Second Amended and Restated Treaty, XL Insurance entered into another reinsurance agreement guarantee on May 1, 2004.

The Company entered into a Facultative Master Certificate (the "XL Re Treaty") with XL RE AM, a New York insurance corporation with administrative offices in Stamford, Connecticut and the direct parent of the Company. The XL Re Treaty was effective as of November 1, 2002. Under the terms of the XL Re Treaty, XL RE AM agrees automatically to reinsure risk assumed by the Company under financial guaranty insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission on premiums written ceded under the terms of the XL Re Treaty.

The Company entered into a Surplus Maintenance Agreement dated February 20, 2001 pursuant to which XL RE AM has agreed to maintain the Company's statutory capital and surplus of at least $75,000,000. On April 12, 2004, the New York Insurance Department approved a three- year extension of this agreement to February 20, 2007.

Effective December 31, 2003, the Company entered into a commutation agreement with XL RE AM whereby the Company assumed business originally ceded to XL RE AM, which resulted in approximately $845,000 of premiums earned in the first quarter of 2004.

8. LOSS RESERVE

The Company recorded a provision for loss of approximately $18.4 million, net of certain adjustments, representing the present value of a loss expected to be incurred in the future with respect to an insured

XL CAPITAL ASSURANCE INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
--------------------------------------------------------------------------------


project financing. The portion of the insured exposure to which this loss relates was reinsured on a first loss basis by an affiliate of the Company and, accordingly, there was no net impact on the Company's results of operations from this loss provision. The total remaining par insured by the Company in connection with this transaction aggregated approximately $260 million ($45.8 million net of reinsurance to affiliates) at September 30, 2004, and amortizes over many years into the future. The estimate of losses was necessarily based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate as necessary, as information becomes available. Pursuant to the assumptions upon which the estimate was based, under its existing reinsurance arrangements, approximately 17.5% of any additional loss provision in excess of the amount currently provided will be retained by the Company.

The financing vehicle is considered a variable interest entity under FIN 46, however, the Company is not the primary beneficiary. If there is ultimately an event of default, the Company has certain rights, which if exercised, will cause a reconsideration of the primary beneficiary. If such events occur, the Company will likely be required to consolidate the financing vehicle.